Exhibit 99.1

FOR IMMEDIATE RELEASE
	CONTACT:	Elizabeth Schroeder
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING’S ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 7, 2007

DALLAS, TX—September 19, 2007—Tuesday Morning Corporation (NASDAQ:  TUES) today announced that its next annual meeting will be held on November 7, 2007.  Any stockholder proposal intended to be included in Tuesday Morning’s proxy statement for the November 7, 2007 annual meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 must be received by Tuesday Morning before the close of business on September 23, 2007.

Written notice of any stockholder proposal should be addressed to Tuesday Morning Corporation, Corporate Secretary, 6250 LBJ Freeway, Dallas, Texas 75240.

About Tuesday Morning
Tuesday Morning is the leading closeout retailer of upscale home furnishings, housewares and famous-maker gifts in the United States.  Tuesday Morning opened its first store in 1974 and currently operates 813 stores in 47 states during periodic “sale events.”  Tuesday Morning is nationally known for bringing over 8.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning our future business conditions, our future results of operations, our future financial positions, and our business outlook or state other “forward-looking” information.

Reference is hereby made to “Item 1A.  Risk Factors” of our Annual Report on Form 10-K/T for the transition period from January 1, 2007 to June 30, 2007 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements.  These risks, uncertainties and events also include, but are not limited to, the following:  uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management, as well as experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to maintain internal control over financial reporting; and our ability to anticipate and respond in a timely manner to changing consumer demands and preferences.  The forward-looking statements made in this press release relate only to events as of the date on which the statements were made.  We undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

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